EXHIBIT 99.1

Media Relations
Anna Gralinska
Deliberate Co.
Tel: (877)879-2994
annag@deliberatecompany.com

Dr. John Repine, M.D., CEO and Scientific Director of the Webb-Waring Institute for Cancer, Aging and Antioxidant Research Joins OXIS' Board of Directors

PORTLAND, Ore. -- October 7, 2005 -- OXIS International, Inc. (OTCBB: OXIS.OB) (Nouveau Marché: OXIS) (FWB: OXI), specialists in developing technologies for the diagnosis of diseases resulting from oxidative stress, announced today that Dr. John Repine, M.D., CEO, President and Scientific Director of the Webb-Waring Institute for Cancer, Aging and Antioxidant Research, and a respected authority in the study of lung and vascular diseases has joined OXIS' Board of Directors.

"John brings a wealth of industry and scientific research knowledge to OXIS," said Steve Guillen, CEO and President of OXIS. "We are excited and honored that he has agreed to serve on our board and look forward to his contribution."

"Steve and his team have done a great job in refocusing OXIS on the path to growth and profitability," said Dr. John Repine. "I look forward to working with the other board members to continue to help advance the company's stated goals."

In addition to having led the Webb-Waring Institute since 1993, Dr. Repine is the James J. Waring Professor in the Department of Medicine and Pediatrics at the University of Colorado Health Sciences Center. Under his leadership, the Webb-Waring Institute's research program has brought together a team of scientists who collaborate on the investigation of the causes and prevention of many diseases, including cancer, through a multi-disciplinary study of antioxidants and inflammation. His work is supported by National Institutes of Health (NIH) and Foundation grants.

The author of more than 300 original peer-reviewed research and review articles, Dr. Repine is also a reviewer and on the editorial boards of numerous prominent professional journals. He is a member of several professional and honorary medical societies and is the recipient of the Bonfils-Stanton Award for outstanding contributions to medicine and science, among others.

Dr. Repine is also recognized as a distinguished teacher. He has won numerous awards including the Distinguished Faculty Scholar Award, the Dean Joseph W. St. Geme Award for Outstanding Contributions to the School of Medicine and the prestigious University of Colorado Presidential Teaching Award for 1995.

About OXIS

OXIS International Inc., headquartered in Portland, Oregon, focuses on developing technologies and products to research, diagnose, treat and prevent diseases associated with damage from free radical and reactive oxygen species -- diseases of oxidative stress. The company holds the rights to three therapeutic classes of compounds in the area of oxidative stress, and develops, manufactures and markets products and technologies to diagnose and treat diseases caused by oxidative stress. More information about OXIS and its products, services as well as current SEC filings may be obtained by visiting the Company's Web site at http://www.oxis.com.

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